Exhibit 99.2

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

Financial Statements as of and for the

Three and Nine Months Ended September 30, 2023 and 2022

(Unaudited)

BALANCE SHEETS

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

At September 30, 2023 and December 31, 2022

(Unaudited)

Assets	September 30, 2023	December 31, 2022
	(in thousands)
Current Assets:
Cash	$24,306	$5,796
Receivables —
Customer accounts receivable	7,694	9,343
Unbilled and deferred clause revenues	6,079	6,776
Due from affiliates	187	142
Other accounts receivable	395	140
Accumulated provision for uncollectible accounts	(451)	(610)
Materials and supplies	1,324	14
Natural gas for sale	1,373	582
Prepaid expenses	1,006	1,585
Regulatory assets, current	2,833	8,080
Other current assets	436	—

Total current assets	45,182	31,848

Property, Plant, and Equipment:
In service	663,047	577,240
Less: Accumulated depreciation	179,367	172,519

Plant in service, net of depreciation	483,680	404,721
Construction work in progress	18,183	72,377

Total property, plant, and equipment	501,863	477,098

Deferred Charges and Other Assets:
Regulatory assets, deferred	3,636	4,339
Prepaid pension asset	4,869	3,750
Right-of-use asset	43,828	7,432
Prepaid software service costs	9,551	9,822
Deferred software implementation costs	4,812	4,779
Miscellaneous deferred debits	4,427	3,754
Deferred rate case expenses	1,136	1,737
Other deferred charges and assets	15	17

Total deferred charges and other assets	72,274	35,630

Total Assets	$619,319	$544,576

The accompanying notes are an integral part of these financial statements.

BALANCE SHEETS

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

At September 30, 2023 and December 31, 2022

(Unaudited)

Liabilities and Stockholder’s Equity	September 30, 2023	December 31, 2022
	(in thousands)
Current Liabilities:
Due to affiliates	$3,317	$7,234
Accounts payable	5,937	20,132
Customer deposits	5,149	4,391
Accrued taxes —
Accrued income taxes	5,285	3,104
Other accrued taxes	4,243	977
Accrued compensation	1,959	2,434
Current portion of long-term debt	19,538	25,150
Regulatory liabilities, current	3,083	3,011
Construction accruals	2,274	3,725
Other current liabilities	3,684	2,123

Total current liabilities	54,469	72,281

Long-Term Debt	136,763	176,150

Deferred Credits and Other Liabilities:
Accumulated deferred income taxes, net	38,814	34,597
Accrued removal costs	33,605	39,770
Other regulatory liabilities	18,512	19,087
Long-term lease obligation	42,547	6,867
Other noncurrent liabilities	341	117

Total deferred credits and other liabilities	133,819	100,438

Total Liabilities	325,051	348,869

Stockholder’s Equity:
Total Stockholder’s Equity	294,268	195,707

Total Liabilities and Stockholder’s Equity	$619,319	$544,576

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF INCOME

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Three Months Ended September 30, 2023 and 2022

(Unaudited)

	2023	2022

	(in thousands)
Operating Revenues	$31,151	$28,308
Operating Expenses:
Cost of natural gas	5,320	7,575
Other operations and maintenance	9,955	8,394
Depreciation and amortization	3,665	4,505
Taxes other than income taxes	2,928	2,599

Total operating expenses	21,868	23,073

Operating Income	9,283	5,235

Other Income and (Expense):
Interest expense	(2,182)	(1,568)
Other income (expense), net	153	6

Total other income and (expense)	(2,029)	(1,562)

Earnings Before Income Taxes	7,254	3,673
Income taxes	1,717	791

Net income	$5,537	$2,882

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF INCOME

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Nine Months Ended September 30, 2023 and 2022

(Unaudited)

	2023	2022

	(in thousands)
Operating Revenues	$98,078	$88,735
Operating Expenses:
Cost of natural gas	23,856	25,215
Other operations and maintenance	28,604	24,535
Depreciation and amortization	6,020	13,419
Taxes other than income taxes	9,089	8,308

Total operating expenses	67,569	71,477

Operating Income	30,509	17,258

Other Income and (Expense):
Interest expense	(6,533)	(4,935)
Other income (expense), net	376	8

Total other income and (expense)	(6,157)	(4,927)

Earnings Before Income Taxes	24,352	12,331
Income taxes	5,791	2,746

Net income	$18,561	$9,585

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN EQUITY

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Three Months Ended September 30, 2023

(Unaudited)

(in thousands)	Number of Common Shares	Paid-in Capital	Retained Earnings	Total
Balance, June 30, 2023	12,807	$256,081	$32,650	$288,731

Net Income	—	—	5,537	5,537

Balance, September 30, 2023	12,807	$256,081	$38,187	$294,268

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN EQUITY

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Nine Months Ended September 30, 2023

(Unaudited)

(in thousands)	Number of Common Shares	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2022	12,807	$176,081	$19,626	$195,707

Contributions from Parent	—	80,000	—	80,000
Net Income	—	—	18,561	18,561

Balance, September 30, 2023	12,807	$256,081	$38,187	$294,268

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN EQUITY

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Three Months Ended September 30, 2022

(Unaudited)

(in thousands)	Number of Common Shares	Paid-in Capital	Retained Earnings	Total
Balance, June 30, 2022	12,807	$176,081	$13,592	$189,673

Net Income	—	—	2,882	2,882

Balance, September 30, 2022	12,807	$176,081	$16,474	$192,555

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CHANGES IN EQUITY

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Nine Months Ended September 30, 2022

(Unaudited)

(in thousands)	Number of Common Shares	Paid-in Capital	Retained Earnings	Total
Balance, December 31, 2021	12,807	$151,381	$6,889	$158,270

Contributions from Parent	—	24,700	—	24,700
Net Income	—	—	9,585	9,585

Balance, September 30, 2022	12,807	$176,081	$16,474	$192,555

The accompanying notes are an integral part of these financial statements.

STATEMENTS OF CASH FLOWS

Pivotal Utility Holdings, Inc. (d/b/a Florida City Gas)

For the Nine Months Ended September 30, 2023 and 2022

(Unaudited)

	2023	2022

	(in thousands)
Operating Activities:
Net income	$18,561	$9,585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,020	13,419
Other amortization	490	699
Changes in deferred income taxes	3,599	596
Cost recovery clauses and franchise fees	6,349	(197)
Recoverable storm-related costs	—	1
Changes in operating assets and liabilities
Current assets	(1,309)	(1,586)
Noncurrent assets	(329)	(1,895)
Current liabilities	3,147	2,084
Noncurrent liabilities	249	(24)

Net cash provided by operating activities	36,777	22,682

Investing Activities:
Capital expenditures	(52,354)	(41,051)
Other	(10)	55

Net cash used in investing activities	(52,364)	(40,996)

Financing Activities:
Issuances of related party debt	35,000	16,000
Other	(903)	(405)

Net cash provided by financing activities	34,097	15,595

Net change in cash	18,510	(2,719)
Cash at the Beginning of the Period	5,796	7,067

Cash at the End of the Period	$24,306	$4,348

Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$6,400	$4,806
Cash paid during the period for state income taxes	10	29
Supplemental Disclosure of Non-cash Investing and Financing Activities
Non-cash contribution for capital structure rebalancing	$80,000	$24,700
Accrued but not paid for capital expenditures	5,174	8,616

The accompanying notes are an integral part of these financial statements.

Pivotal Utility Holdings, Inc. d/b/a Florida City Gas

Notes to Financial Statements (Unaudited)

For the Periods Ended September 30, 2023 and 2022

I.	ORGANIZATION AND BUSINESS

Pivotal Utility Holdings, Inc. (Pivotal Utility) d/b/a Florida City Gas (the Company) engages in the sale and distribution of natural gas to approximately 120 thousand customers in Florida’s Miami-Dade, Brevard, St. Lucie and Indian River counties. Pivotal Utility is a wholly owned subsidiary of Florida Power & Light Company (FPL), and FPL is a wholly owned subsidiary of NextEra Energy, Inc. (NextEra Energy).

On September 26, 2023, FPL entered into a definitive agreement to sell Florida City Gas to Chesapeake Utilities Corporation for $923 million in cash, including the settlement of the loan agreement with FPL (See Note 5 – Debt) and subject to working capital and other adjustments. Expected to be completed over the next several months, the sale is conditioned upon satisfaction of the Hart-Scott-Rodino review and customary closing conditions.

II.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - The interim financial statements included herein are prepared on the accrual basis of accounting in accordance with generally accepted accounting principles in the United States of America (GAAP). The accompanying financial statements should be read in conjunction with the December 31, 2022 statements. The results of operations for an interim period generally will not give a true indication of results for the year.

Net income and comprehensive income are the same for the three month and nine month periods ended September 30, 2023 and 2022.

Use of Estimates - The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Regulatory Accounting - As a public utility operating in Florida, the Company is subject to rate regulation by the Florida Public Service Commission (FPSC). Its rates are designed to recover the cost of providing service to its customers including a reasonable rate of return on invested capital. As a result of this cost-based regulation, the Company follows the accounting guidance that allows regulators to create assets and impose liabilities that would not be recorded by non-rate regulated entities. Regulatory assets and liabilities represent probable future revenues that will be recovered from or refunded to customers through the ratemaking process.

Cost recovery clauses, which are designed to permit full recovery of certain costs and provide a return on certain assets allowed to be recovered through various clauses, including purchased gas and the Company’s Safety, Access, and Facility Enhancement (SAFE) program. Revenues from cost recovery clauses are recorded when billed; the Company achieves matching of costs and related revenues by deferring the net under-recovery or over-recovery. Any under-recovered costs or over-recovered revenues are collected from or returned to customers in subsequent periods.

See Note 3 - Regulatory Matters for additional information.

Revenue Recognition - The Company records revenues when goods or services are provided to customers. Those revenues are based on rates approved by the FPSC. The Company has a rate structure that includes a volumetric rate design that allows the opportunity to recover certain costs based on gas usage. Revenues from sales and transportation services are recognized in the same period in which the related volumes are delivered to customers. Revenues from residential and certain commercial and industrial customers are recognized based on scheduled meter readings. Additionally, unbilled revenues are recognized for estimated deliveries of natural gas not yet billed to these customers, from the last bill date to the end of the accounting period. For other commercial and industrial customers, revenues are based on actual deliveries to the end of the period. The Company has a diversified base of customers. No single customer or industry comprises 10% or more of revenues. For all periods presented, uncollectible accounts averaged less than 1% of revenues.

Property, Plant and Equipment – Property, plant and equipment (PP&E) consists primarily of gas assets. PP&E is recorded at cost and depreciated on a straight-line average remaining life basis. Accumulated depreciation consists of the cost of units of utility property retired less estimated net salvage value. Maintenance and repairs of property as well as replacements and renewals of items determined to be less than units of utility property are charged to Other operations and maintenance expenses.

Construction work in progress includes construction materials, progress payments on major equipment contracts, third-party engineering costs and other costs directly associated with the construction of various projects. Upon completion of the projects, these costs are transferred to utility plant in service.

See Note 4 – Property, Plant and Equipment for additional information.

Cost of Natural Gas - The Company charges its customers for natural gas consumed using a natural gas cost recovery mechanism set by the FPSC, under which all prudently incurred natural gas costs are passed through to customers without markup, subject to regulatory review. The Company defers or accrues the difference between the actual cost of natural gas and the amount of commodity revenue earned in a given period such that no operating income is recognized related to these costs. The deferred or accrued amount is either billed or refunded to customers prospectively through adjustments to the commodity rate. Deferred and accrued natural gas costs are included in the balance sheets as regulatory assets and regulatory liabilities, respectively.

Income and Other Taxes - The Company uses the liability method of accounting for deferred income taxes and provides deferred income taxes for all income tax temporary differences. Taxes that are collected from customers on behalf of governmental agencies to be remitted to these agencies are presented on the balance sheet.

The Company recognizes tax positions that are “more likely than not” of being sustained upon examination by the appropriate taxing authorities. See Note 9 - Unrecognized Tax Benefits for additional information.

Receivables and Provision for Uncollectible Accounts - The Company’s receivables consist primarily of natural gas sales and transportation services billed to residential, commercial, industrial, and other customers. Customers are billed monthly and payment is due within 30 days. For the majority of receivables, a provision for uncollectible accounts is established based on historical collection experience and other factors. For the remaining receivables, if the Company is aware of a specific customer’s inability to pay, a provision for uncollectible accounts is recorded to reduce the receivable balance to the amount the Company reasonably expects to collect. If circumstances change, the estimate of the recoverability of accounts receivable could change as well. Circumstances that could affect this estimate include, but are not limited to, customer credit issues, customer deposits, and general economic conditions. Customers’ accounts are written off once they are deemed to be uncollectible.

The Company applies the current expected credit loss (CECL) model, to account for credit Losses for certain financial assets, including customer receivables. The CECL model requires an entity to consider current conditions and reasonable and supportable forecasts in addition to historical information when developing an allowance for credit losses. The Company books the estimate of lifetime credit losses in the month revenue is recognized or in the month losses on previously recognized revenues are identified. As of September 30, 2023 and December 31, 2022, the Company has a provision for uncollectible customer accounts of approximately $0.5 million and $0.6 million, respectively.

Materials and Supplies - Generally, materials and supplies are charged to inventory when purchased and then expensed or capitalized to plant, as appropriate, at weighted average cost when installed.

Natural Gas for Sale - The Company’s natural gas inventories are carried at cost on a weighted average cost of gas basis.

Internal-Use Software - The Company defers qualifying implementation costs incurred to develop or obtain internal use software associated with cloud computing and hosting arrangements. As of September 30, 2023 and December 31, 2022, the Company has recognized approximately $4.8 million for both periods in Deferred software implementation costs. The costs are included in depreciation and amortization over the 20-year term of the arrangement. As of September 30, 2023 and December 31, 2022, the Company has approximately $0.7 million for both periods of current Prepaid expenses, and $9.6 million and $9.8 million, respectively, of Prepaid software service costs relating to perpetual licensing fees which is being amortized to Other operations and maintenance expenses over the 20 year life of the arrangement.

Fair Value of Financial Instruments - The carrying amount of financial instruments, including receivables, accounts payable, due to affiliates, other current assets and liabilities and accrued interest, approximates fair value due to the short maturity of these instruments.

III.	REGULATORY MATTERS

Base Rates

In March 2018, the FPSC issued an order approving a stipulation and settlement between the Company and several intervenors in the Company’s base rate proceeding that, after including the impact of the tax reform legislation, approved an $11.5 million increase in annual base rate revenues, effective June 1, 2018. The stipulation and settlement also approved the Company to recover the construction costs related to a liquefied natural gas storage facility through an increase in rates to become effective when the facility is placed in service. The storage facility will improve reliability and capacity at the southern section of the Company’s system. Under the terms of the settlement, the Company’s allowed regulatory Return on Equity (ROE) was 10.19%, with a range of 9.19% to 11.19%. However, if the Company’s earned regulatory ROE falls below 9.19%, the Company could seek retail rate relief. If the earned regulatory ROE rises above 11.19%, any party withstanding, other than the Company, could seek a review of the Company’s retail base rates. The Company agreed not to file a new base rate case with an effective date prior to June 1, 2022.

On May 31, 2022, the Company filed a general base rate increase with the FPSC (2022 base rate case) based on a projected 2023 Test Year. On June 9, 2023, the FPSC issued an order approving a single total base revenue increase of $23.3 million (which included an incremental increase of $14.1 million, a previously approved increase of $3.8 million for a liquefied natural gas facility, and $5.3 million to transfer the Safety, Access, and Facility Enhancement (SAFE) investments from clause to base), with new rates becoming effective as of May 1, 2023. The FPSC approved an allowed regulatory ROE of 9.5% with a range of 8.5% to 10.5%, and an equity ratio of 59.6%. The Commission also approved the Company’s proposed reserve surplus amortization mechanism (RSAM) with a $25 million reserve amount, continuation and expansion of the capital SAFE program, implementation of an automated metering infrastructure pilot, and continuation of the storm damage reserve with a target reserve of $800,000. On June 23, 2023, the Office of Public Counsel (OPC) filed a motion for reconsideration of the FPSC’s approval of RSAM, which was denied on September 12, 2023. On July 7, 2023, OPC filed a notice of appeal with the Florida Supreme Court, which is pending.

Regulatory Assets and Liabilities

The Company is subject to accounting requirements for the effects of rate regulation. Regulatory assets represent probable future revenues associated with certain costs that are expected to be recovered from customers through the ratemaking process. Regulatory liabilities represent probable future reductions in revenues associated with amounts that are expected to be credited to customers through the ratemaking process.

Regulatory assets and liabilities reflected in the balance sheets relate to:

	September 30, 2023	December 31, 2022

	(in thousands)
Regulatory Assets:
Current:
Regulatory infrastructure programs	$342	$487
Natural gas costs	—	6,522
Energy conservation program	—	158
Competitive rate adjustment	943	913
Underrecovered SAFE/Franchise Costs	1,548	—

Total	$2,833	$8,080

Noncurrent:
Regulatory infrastructure programs	830	1,106
Deferred customer conversion costs	2,361	2,671
Recoverable pension and retiree welfare benefit costs	—	20
Deferred piping	291	272
Unamortized Loss on Reacquired Debt	154	270

Total	$3,636	$4,339

Regulatory Liabilities:
Current:
Natural gas costs	$1,114	—
Overrecovered Employee conservation program costs	338	—
Overrecovered SAFE/Franchise Costs	—	146
Unbilled Revenue	1,631	2,865

Total	$3,083	$3,011

Noncurrent:
Deferred income tax credits(*)	$18,263	$18,882
Asset removal costs	33,605	39,770
Storm Damage Reserve	249	205

Total	$52,117	$58,857

(*)	Includes excess deferred income tax liabilities resulting from the Tax Cuts and Jobs Act that was signed into law on December 22, 2017 and became effective January 1, 2018 (Tax Reform Legislation).

In the event that the Company’s operations are no longer subject to the accounting rules applicable for rate regulation, the Company would be required to write off to income the existing regulatory assets and liabilities unless regulators specify an alternative means of recovery or refund. In addition, the Company would be required to determine if any impairment to other assets, including plant, exists and write down the assets, if impaired, to their fair values. All regulatory assets and liabilities are to be reflected in rates.

Cost Recovery Clauses

Cost recovery clauses are designed to permit full recovery of certain costs and provide a return on certain assets allowed to be recovered through these clauses. Generally, these clause charges are calculated annually based on estimated costs and estimated customer usage for the following year, plus or minus true-up adjustments to reflect the estimated over or under recovery of costs for the current and prior periods. The Company’s regulatory assets and liabilities related to cost recovery clauses represent the under and over recovery balances and the regulatory infrastructure program costs, which are recovered through specific rate riders on a dollar-for-dollar basis. The rate riders that authorize the recovery of regulatory infrastructure program costs include both a recovery of cost and a return on investment during the recovery period.

In 2015, the FPSC approved the Company’s SAFE Program, under which costs incurred for replacing aging pipes are recovered through a rate rider with annual adjustments and true-ups. Under the program, the Company is authorized to spend approximately $105 million over a 10-year period on infrastructure relocation and enhancement projects. On June 9, 2023, the FPSC approved (i) the continuation of the SAFE Program beyond its 2025 expiration date and inclusion of approximately 150 miles of additional mains and services that are located in rear property easements and eligible for replacement under the SAFE program and (ii) the expansion of the SAFE Program to include the capital investments necessary for the expedited replacement of approximately 160 miles of orange pipe installed before 1990 that has been studied by the United States Department of Transportation Pipeline and Hazardous Materials Safety Administration and shown through industry research to exhibit premature failure in the form of cracking. To implement the approved continuation and expansion of the SAFE Program, on August 31, 2023, the Company filed a petition with the FPSC seeking approval to spend approximately $206 million over a 10-year period for these additional SAFE and orange pipe projects, which petition remains pending before the FPSC.

In 2012, the Company developed a project that makes use of the Area Extension Program (AEP) provided for in its tariff. Under the AEP, the Company is authorized to recover the costs to extend service to a single point or multiple points in a geographical area when the cost of the facilities exceeds the maximum allowable investment under its tariff and the margin from the investment. The AEP charge is initially set at a rate sufficient to recover the investment in ten years from the date the project is placed in service. The Company reassesses the amount of additional revenue required to recover the unamortized excess cost of the facilities and re-calculated the AEP charge multiple times during the ten-year recovery period.

IV.	PROPERTY, PLANT, AND EQUIPMENT

Property, plant, and equipment is stated at original cost less any regulatory disallowances and impairments. Original cost includes: materials; labor; minor items of property; appropriate administrative and general costs; payroll-related costs such as taxes, pensions, and other benefits. The cost of replacements of property, exclusive of minor items of property, is capitalized. The cost of maintenance, repairs, and replacement of minor items of property is charged to other operations and maintenance expenses as incurred or performed.

Depreciation

Depreciation of the original cost of utility plant in service is provided using composite straight-line rates, which approximated 2.9% and 2.5% for the three and nine months ended September 30, 2023 and September 30, 2022, respectively. Depreciation studies are conducted periodically to update the composite rate that is approved by the FPSC. As part of the 2022 base rate case, the FPSC approved new depreciation rates which became effective January 1, 2023. When property subject to composite depreciation is retired or otherwise disposed of in the normal course of business, its original cost, together with the cost of removal, less salvage, is charged to accumulated depreciation. As such, gains or losses are not recognized, as they are ultimately refunded to, or recovered from, customers through future rate adjustments. Minor items of property included in the original cost of the asset are retired when the related property unit is retired.

The FPSC approved the RSAM as part of the 2022 base rate case. The RSAM is recorded as either an increase or decrease to Accrued removal costs which is reflected on the Company’s balance sheets and a corresponding increase or decrease to Depreciation and amortization expense. The Company filed a forecast earnings surveillance report for 2023 with the FPSC on May 1, 2023 which contained a regulatory ROE of 10.0% intended to be earned based on the best information the Company had at that time. This forecast establishes a targeted regulatory ROE. In order to earn the targeted regulatory ROE in each reporting period subject to the conditions of the effective rate agreement, RSAM is calculated using a trailing thirteen-month average of retail rate base and capital structure in conjunction with the trailing twelve months regulatory retail base net operating income, which primarily includes the retail base portion of base and other revenues, net of operations and maintenance expenses, depreciation and amortization, interest and tax expenses. In general, the net impact of these income statement line items is adjusted, in part, by RSAM or its reversal to earn the targeted regulatory ROE. For the three and nine months ended September 30, 2023, the Company recorded decreases to Asset removal costs and Depreciation expense of $1.3 million and $7.6 million, respectively, as a result of the RSAM. See Note 3—Regulatory Matters for additional information.

Acquisition Adjustment

Until July 2018, the Company was held by Southern Company Gas, a wholly owned, direct subsidiary of Southern Company. Upon Southern Company Gas’ acquisition of Pivotal Utility in 2004, a $21.7 million intangible was recorded for the difference between the cost of acquiring the Company and the original cost. The FPSC approved a 30-year amortization period for this intangible asset included in Plant in service, net of depreciation. For the three and nine months ended September 30, 2023 and 2022, the Company recorded amortization expense of $0.2 million and $0.5 million, respectively, for both periods.

V.	DEBT

Loan Agreement with FPL

The Company entered into a loan agreement with FPL for the purpose of funding the Company’s ongoing cash and working capital requirements. The loan agreement is available from January l, 2019 through January 1, 2069, (the Availability Period). The agreement allows for a maximum of $150 million of short-term loans and $300 million of long-term loans to be outstanding at one time through the Availability Period. Each short-term Loan will not exceed a 365 day term. Long-terms loans will have a term between 1 year and 50 years, not to exceed the Availability Period. The interest rates for the loans will be variable and equal to FPL’s weighted average debt rate.

At September 30, 2023 and December 31, 2022, amounts outstanding were as follows:

	September 30, 2023		December 31, 2022
	Weighted-average interest rate	Outstanding	Weighted-average interest rate	Outstanding

	(in thousands)
Long-term loans	3.89%	$136,763	3.53%	$176,150
Short-term loans	3.47%	19,538	1.13%	25,150

Total		$156,301		$201,300

VI.	LEASES

The Company has two finance leases regarding transport service agreements. Lease payments under the associated agreements are fixed and convey exclusive use of the assets during the arrangement. The remaining lease term is 30 years.

At September 30, 2023 and December 31, 2022, the Company reflected a Right-of-use asset in connection with the leases of $43.8 million and $7.4 million, and a corresponding lease liability (including current and long-term obligations) of $43.8 million and $7.4 million, respectively. The lease liability using a weighted-average incremental borrowing rate at September 30, 2023 was 4.56%.

Lease amortization and accretion of the lease liability is included in depreciation and amortization expense and interest expense in the Company’s statements of operations. The Company recorded a lease amortization and interest expense of $0.7 million and $1.9 million, and $0.2 million and $0.6 million for the three and nine months ended September 30, 2023 and 2022, respectively.

The following table presents fixed lease payments and a reconciliation of the undiscounted cash flows to finance lease liabilities (including current and long-term obligations) as of September 30, 2023:

(in thousands)
Remainder of 2023	$813
2024	3,254
2025	3,254
2026	3,254
2027	3,254
2028	3,254
Thereafter	57,428

Total	74,511
Less present value discount	(30,683)

Total finance lease liabilities	$43,828

VII.	RETIREMENT BENEFITS

The Company’s employees participate in NextEra Energy’s qualified noncontributory defined benefit pension plan. NextEra Energy uses multiemployer accounting and allocates net pension benefit income or expense to its subsidiaries based on the pensionable earnings of the subsidiaries’ employees. The calculation includes several components of cost, offset by the expected return on plan assets. For the three and nine months ended September 30, 2023 and 2022, NextEra Energy allocated approximately $0.4 million and $1.1 million, and $0.3 million and $1.0 million, respectively, of net pension benefit income to the Company.

VIII.	CONTINGENCIES

General Litigation Matters

The Company is subject to certain claims and legal actions arising in the ordinary course of business. One such claim is a personal injury claim alleged to have occurred on July 6, 2016, in Miami-Dade County, Florida. The plaintiff claimed multiple fractures and traumatic brain injury arising from an accident on bicycle path with a gas cap belonging to the Company. However, the Company was not added as a defendant until October 2020, after other named defendants settled or were dismissed from the case. At the time the claim was filed against the Company, the Company did not believe it was probable that any amounts would be paid out in relation to the claim. As a result of the Company’s discovery efforts conducted through the third quarter of 2023, including depositions, production of documents, examinations, and expert reviews, the Company ultimately determined that a payout on plaintiff’s claim was probable and it was in the Company’s best interest to settle and resolve the case. The matter was settled in October 2023 for $850,000. FCG reflected a loss of $100,000 and $850,000 in Other operations and maintenance expenses for the three and nine months ended September 30, 2023 associated with this matter. The ultimate outcome of all other matters and such pending or potential litigation against the Company cannot be determined at this time; however, for current proceedings not specifically reported herein, management does not anticipate that the ultimate liabilities, if any, arising from such current proceedings would have a material effect on the Company’s financial statements.

IX.	INCOME TAXES

NextEra Energy will file a consolidated income tax return and various combined and separate state tax returns on behalf of the Company. Under the tax sharing agreement between NextEra Energy and certain of its subsidiaries, the income tax provision at each applicable subsidiary reflects the use of the “separate return method,” except that tax benefits that could not be used on a separate return basis, but are used on the consolidated tax return, are recorded by the subsidiary that generated the tax benefits. Any remaining consolidated income tax benefits or expenses are recorded at the corporate level. Included in Regulatory Assets, Deferred and Other Regulatory Liabilities on the Company’s balance sheet is the revenue equivalent of the difference in deferred income taxes computed under accounting rules, as compared to regulatory accounting rules. The components of income taxes are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022

	(thousands)		(thousands)
Federal:
Current	$721	$688	$1,849	$1,839
Deferred	579	(105)	2,577	191

Total Federal	1,300	583	4,426	2,030

State:
Current	$150	$106	$343	$310
Deferred	267	102	1,022	406

Total State	417	208	1,365	716

Total income tax expense	$1,717	$791	$5,791	$2,746

The tax effects of temporary differences between the carrying amounts of assets and liabilities in the financial statements and their respective tax bases, which give rise to assets and liabilities are as follows:

	September 30, 2023	December 31, 2022

	(thousands)
Deferred tax liabilities:
Property-related	$41,756	$37,940
Employee benefit obligations	1,234	955
Leases	11,108	1,883
Other	1,072	1,188

Total	$55,170	$41,966

Deferred tax assets:
Employee benefit obligations	$1	$—
Leases	11,108	1,883
Tax Reform Legislation	4,629	4,786
Other	618	700

Total	16,356	7,369

Accumulated deferred income taxes, net	$38,814	$34,597

Effective Tax Rate

A reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Federal statutory rate	21.0%	21.0%	21.0%	21.0%
State income tax, net of federal deduction	4.5	4.5	4.4	4.6
Amortization of deferred regulatory credit	(2.3)	(4.8)	(1.9)	(3.9)
Other, net	0.5	0.9	0.3	0.6

Effective income tax rate	23.7%	21.6%	23.8%	22.3%

Unrecognized Tax Benefits

The Company has no unrecognized tax benefits for any year presented. The Company classifies interest on tax uncertainties as interest expense; however, the Company had no accrued interest or penalties for unrecognized tax benefits for any year presented. The tax years 2019 through 2022 (Federal and State) remain subject to examination by the Company’s major tax jurisdictions.

X.	COMMITMENTS

Pipeline charges and storage capacity include charges recoverable through a natural gas cost recovery mechanism, or alternatively, billed to marketers of natural gas.

The Company has also made commitments in connection with a portion of their projected capital expenditures. Capital expenditures include, among other things, the cost for construction or acquisition of additional facilities and equipment to meet customer demand, as well as capital improvements to and maintenance to existing facilities.

Contractual obligations and estimated expenditures at September 30, 2023 were as follows:

	Remainder of 2023	2024	2025	2026	2027	2028	Thereafter	Total

	(in thousands)
Pipeline charges and storage capacity(a)	$3,207	$10,449	$9,654	$9,289	$9,289	$9,075	$14,855	$65,818
Capital expenditures(b)	32,062	60,597	50,345	53,783	53,867	—	—	250,654

Total	$35,269	$71,046	$59,999	$63,072	$63,156	$9,075	$14,855	$316,472

(a)

Includes charges recoverable through a natural gas cost recovery mechanism, subject to review by the FPSC. Excludes natural gas transportation agreements accounted for as finance leases. See Note 6 - Leases for further information.

(b)

Represents projected capital expenditures through 2027 for which applicable internal approvals (and also, if required, regulatory approvals) have been received. The above estimates are subject to continuing review and adjustment and actual capital expenditures may vary significantly from estimates.

XI.	RELATED PARTY TRANSACTIONS

FPL purchases and sells natural gas to meet the Company’s gas supply requirements under a Gas Purchase and Sale Agreement. All costs associated with services provided by FPL were direct billed to the Company. All costs associated with natural gas purchase and sale activities are recoverable through the natural gas cost recovery mechanism. For the three and nine months ended September 30, 2023 and 2022, the net sale amounts under the Gas Purchase and Sale Agreement were $1.1 million and $2.1 million, and $1.8 million and $3.2 million, respectively, reflected in Operating revenues, and the net purchase amounts were $2.6 million and $11.1 million, and $7.1 million and $22.6 million, respectively, reflected in Cost of natural gas.

At September 30, 2023 and December 31, 2022, the Company had $3.3 million and $7.2 million, respectively, in payables which was primarily due to FPL related to corporate support provided by the affiliated entity and amounts relating to purchases of natural gas as discussed above. At September 30, 2023, the Company also had $4.5 million in payables due to NextEra Energy relating to federal income tax payments made on behalf of the Company and $0.8 million in payables due to NextEra Energy relating to state income taxes. At December 31, 2022, the Company also had $2.6 million in payables due to NextEra Energy relating to federal income tax payments made on behalf of the Company and $0.5 million in payables due to NextEra Energy relating to state income taxes.

XII.	SUBSEQUENT EVENTS

On October 25, 2023, the Company received a letter from a large industrial customer alleging lost production due to a third-party strike of a Company gas main, which occurred on September 14, 2023, resulting in the interruption of the customer’s gas service. The customer alleges a total financial impact of $860,705 due to the loss of production and has requested the Company investigate the incident. The Company is in the early stages of investigating the customer’s allegations, but anticipates that claims could be made against the Company in connection with the incident. Although the Company cannot predict the outcome with certainty, based on the investigation conducted to date, the Company currently estimates that a loss of $250,000 will be incurred based on the alleged damages in connection with the incident. As a result, the Company recorded a loss of $250,000 to Other operations and maintenance expense for the three and nine months ended September 30, 2023.

Management has evaluated the impact of events requiring adjustments and disclosure in the financial statements through October 31, 2023, the date the Company’s financial statements were available to be issued. Other than those described above, no events have occurred after September 30, 2023 that require adjustments or disclosure in the financial statements.